Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 459,580,306.86	0.0001381	$ 63,468.04
Fees Previously Paid
	Total Transaction Valuation:	$ 459,580,306.86
	Total Fees Due for Filing:			$ 63,468.04
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 63,468.04
Offering Note
[1]	(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 18,636,671.00 Class I shares of common stock, par value $0.001 per share (the "Class I Shares"), Class S shares of common stock, par value $0.001 per share (the "Class S Shares"), and Class D shares of common stock, par value $0.001 per share (the "Class D Shares" and together with the Class I Shares and the Class D Shares, the "Shares"), of Goldman Sachs Private Credit Corp. and the net asset value per Share class of $24.66 as of April 30, 2026. (2) Calculated at $138.10 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, which is effective October 1, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources